SECURITIES AND EXCHANGE COMMISSION

Washington, DC. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 27, 2004

FIRST CONSULTING GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23651	95-3539020
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

111 W. Ocean Blvd. 4th Floor, Long Beach, CA		90802
(Address of principal executive offices)		(Zip Code)

(562) 624-5200
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events and Regulation FD Disclosure

On February 27, 2004, FCG repurchased all outstanding shares of FCG held by David S. Lipson, one of FCG’s directors.  FCG also purchased any in-the-money options held by Mr. Lipson.  The aggregate purchase price for the shares and options held by Mr. Lipson was $15.1 million.  The aggregate purchase price for the shares and the options is approximately a premium of  11% over the closing price of FCG’s common stock on February 26, 2004.  As a result of the transaction, Mr. Lipson has resigned from the FCG Board of Directors effective immediately.

Other material terms of the transaction are described in the press release filed with this report as Exhibit 99.1 and are as set forth in the Stock Repurchase Agreement filed with this report as Exhibit 99.2.

Item 7.  Financial Statements and Exhibits

(c)           Attached as Exhibit 99.1 to this report is FCG’s press release announcing the repurchase of Mr. Lipson’s equity interests in FCG and his resignation from the FCG board of directors.  Attached as Exhibit 99.2 to this report is the Stock Repurchase Agreement dated February 27, 2004 between FCG and Mr. Lipson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Consulting Group, Inc.

Date: February 27, 2004	By:	/s/ Michael A. Zuercher
Michael A. Zuercher
Vice Pres, Secretary and General Counsel